Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-200413, 333-203032, 333-210058, 333-216432, 333-232428, 333-237380, 333-255173 and 333-273900 on Form S-8 and Registration Statement Nos. 333-254890, 333-272052, 333-279711 and 333-282260 on Form S-3 of our report dated March 28, 2024 (except for previously disclosed adjustments to 2023, as to which the date is August 19, 2024 and Note 10, as to which the date is March 20, 2025), relating to the 2023 consolidated financial statements of Eledon Pharmaceuticals, Inc., appearing in this Annual Report on Form 10-K of Eledon Pharmaceuticals, Inc. for the year ended December 31, 2024.

/s/ KMJ Corbin & Company LLP

Glendora, California

March 20, 2025